Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

CI&T Inc

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, par value US$0.00005 per share	Other (2)	2,500,000	US$5.425	US$13,562,500.00	.0001476	US$2,001.83
Total Offering Amounts					US$13,562,500.00		US$2,001.83
Total Fee Offsets							—
Net Fee Due							US$2,001.83

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional Class A common shares, par value US$0.00005 per share (“Class A Common Shares”), of CI&T Inc (the “Registrant”) as may become available for issuance pursuant to the CI&T Inc Amended and Restated 2022 U.S. Equity Incentive Plan or the CI&T Inc 2nd Stock Option Plan (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Common Shares.

(2) These shares are reserved for future award grants under the Plans. The proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s Class A Common Shares as quoted on the New York Stock Exchange on November 17, 2023.